Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2020 FIRST QUARTER FINANCIAL RESULTS

➢	Board of Directors Declares $0.06 Per Share Cash Dividend

Financial Highlights

•	2020 Q1 revenue of $743.2 million, compared to $661.6 million in 2019 Q1
•	2020 Q1 net loss attributable to Primoris of ($3.7 million), or ($0.08) per fully diluted share, compared to net income of $1.9 million, or $0.04 per fully diluted share, in 2019 Q1
o	2020 Q1 net loss included a pre-tax $5.0 million non-cash, unrealized loss on the change in fair value of the interest rate swap
•	2020 Q1 SG&A 6.0% of revenue, compared to 2019 Q1 of 6.5% of revenue
•	Record Total Backlog of $3.2 billion at March 31, 2020
•	Purchased $7.4 million of stock at average price of $16.01 per share during 2020 Q1
o	$17.6 million remains under current repurchase authorization

Dallas, TX – May 5, 2020– Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its first quarter ended March 31, 2020.

The Company also announced that on May 1, 2020 its Board of Directors declared a $0.06 per share cash dividend to stockholders of record on June 30, 2020, payable on or about July 15, 2020.

Tom McCormick, President and Chief Executive Officer of Primoris, commented, “Despite the onset of a pandemic and an oil crisis, as well as the customary seasonal slow start to our year, Primoris performed admirably in the first quarter with a sizable increase in revenue over the same period last year, positive operating income, and a moderate increase in backlog.  Our first quarter had our usual challenges for Primoris, as some of our clients are typically slow to release work, combined with inclement winter weather in some of the areas in which we operate.   We also faced the impacts associated with the health orders that were issued by the various states due to the coronavirus pandemic (“COVID-19”). The good news is that all of our business units are classified as “Critical Infrastructure Contractors”, and our crews and project teams are busy executing on previously awarded projects and work orders.  Our backlog of $3.2 billion remains strong. ”

Mr. McCormick continued, “We are withdrawing our earnings guidance for the year, not because of any underlying concerns with the long-term strength of our end-markets and opportunities, but because of the uncertainty around the timing of work and the potential long-term impacts of both the oil crisis and COVID-19.  With our solid balance sheet and ample liquidity, we plan to maintain our regular quarterly dividend of $0.06 per share. Primoris continues to be a very healthy company with viable end markets.  Our focus is first and always on the safety of our employees, our clients and the communities in which we live and work.”

2020 FIRST QUARTER RESULTS OVERVIEW

Revenue was $743.2 million for the three months ended March 31, 2020, an increase of $81.7 million, or 12.3%, compared to the same period in 2019. The increase was primarily due to growth in our Pipeline and Power segments, partially offset by lower revenue in our Transmission and Civil segments. Gross profit was $47.8 million for the three months ended March 31, 2020, a decrease of $4.7 million, or 8.9%, compared to the same period in 2019.  The decrease was primarily due to a decrease in gross profit as a percentage of revenue, partially offset by revenue growth. Gross profit as a percentage of revenue decreased to 6.4% for the three months ended March 31, 2020, compared to 7.9% for the same period in 2019 as described in the forthcoming segment results.

Segment Revenue

(in thousands, except %)

(unaudited)

	For the three months ended March 31,
	2020		2019
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$196,193	26.4%	$145,383	22.0%
Pipeline	191,523	25.8%	134,814	20.4%
Utilities	147,170	19.8%	146,206	22.1%
Transmission	102,784	13.8%	118,443	17.9%
Civil	105,573	14.2%	116,712	17.6%
Total	$743,243	100.0%	$661,558	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the three months ended March 31,
	2020		2019
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$18,682	9.5%	$20,198	13.9%
Pipeline	16,492	8.6%	15,016	11.1%
Utilities	4,602	3.1%	8,241	5.6%
Transmission	1,712	1.7%	6,628	5.6%
Civil	6,322	6.0%	2,377	2.0%
Total	$47,810	6.4%	$52,460	7.9%

Power, Industrial, & Engineering Segment (“Power”):  Revenue increased by $50.8 million, or 34.9%, for the three months ended March 31, 2020, compared to the same period in 2019. The increase is primarily due to a carbon monoxide and hydrogen plant project that began in the second quarter of 2019 and progress on a West Texas solar facility project that began late in the first quarter of 2019.  Gross profit for the three months ended March 31, 2020, decreased by $1.5 million, or 7.5%, compared to the same period in 2019 due to lower margins, partially offset by higher revenue.  Gross profit as a percentage of revenue decreased to 9.5% during the three months ended March 31, 2020, compared to 13.9% in the same period in 2019 primarily due to higher costs associated with an engineering project and a Canadian tank farm project in 2020, as well as the favorable impact from the closeout of multiple refinery projects and our Carlsbad joint venture project in 2019. These amounts are partially offset by the improved gross margin on a West Texas solar facility project in 2020 and an increase in expected claim recovery on a project completed in 2014.

Pipeline & Underground Segment (“Pipeline”):  Revenue increased by $56.7 million, or 42.1%, for the three months ended March 31, 2020, compared to the same period in 2019. The increase is primarily due to pipeline projects in Texas and Virginia that began in the first quarter of 2020, partially offset by the substantial completion of a major pipeline project in West Texas in the second quarter of 2019 and reduced activity on a major pipeline project in the Mid-Atlantic.  Gross profit for the three months ended March 31, 2020 increased by $1.5 million, or 9.8%, compared to the same period in 2019 due to higher revenue, partially offset by lower margins. Gross profit as a percentage of revenue decreased to 8.6% during the three months ended March 31, 2020, compared to 11.1% in the same period in 2019 primarily due to startup costs on pipeline projects in Texas in 2020 and the favorable impact from the closeout of multiple pipeline projects in 2019.

Utilities & Distribution Segment (“Utilities”): Revenue increased by $1.0 million, or 0.7%, for the three months ended March 31, 2020, compared to the same period in 2019 primarily due to increased activity with utility customers in the Midwest, Southeast, and Texas, partially offset by decreased activity with a utility customer in California.  Gross profit for the three months ended March 31, 2020 decreased by $3.6 million, or 44.2%, compared to the same period in 2019 primarily due to lower margins. Gross profit as a percent of revenue decreased to 3.1% during the three months ended March 31, 2020, compared to 5.6%, in the same period in 2019 primarily due to the favorable impact from the closeout of multiple jobs with a utility customer in California in 2019.

Transmission & Distribution Segment (“Transmission”): Revenue decreased by $15.7 million, or 13.2%, for the three months ended March 31, 2020, compared to the same period in 2019 primarily due to decreased activity with a utility customer in Texas.  Gross profit for the three months ended March 31, 2020, decreased by $4.9 million, or 74.2%, compared to the same period in 2019, due primarily to lower revenue and margins.  Gross profit as a percentage of revenue decreased to 1.7% during the three months ended March 31, 2020, compared to 5.6% in the same period in 2019 primarily due to slower than anticipated release of work by certain customers resulting in higher relative carrying costs for equipment and personnel, and the unfavorable impact of mix of projects in 2020.

Civil Segment (“Civil”):  Revenue decreased by $11.1 million, or 9.5%, for the three months ended March 31, 2020, compared to the same period in 2019. The decrease is primarily due to the substantial completion of an ethylene plant project in the second quarter of 2019 and lower Texas Department of Transportation volumes. These amounts were partially offset by progress on a methanol plant project that began in 2019 and higher Louisiana Department of Transportation & Development (“DOTD”) volumes.  Gross profit for the three months ended March 31, 2020 increased by $3.9 million compared to the same period in 2019 due to higher margins, partially offset by lower revenue. Gross profit as a percentage of revenue increased to 6.0% during the three months ended March 31, 2020, compared to 2.0% in the same period in 2019 due primarily to increased profit on Louisiana DOTD projects and the unfavorable impact from the Belton area projects in 2019. As of December 31, 2019, all of the Belton area projects were substantially complete.

OTHER INCOME STATEMENT INFORMATION

Selling, general and administrative (“SG&A”) expenses were $44.4 million during the three months ended March 31, 2020, an increase of $1.5 million, or 3.4%, compared to 2019 primarily due to a $1.0 million increase in consulting expenses. SG&A expense as a percentage of revenue decreased to 6.0% compared to 6.5% for the corresponding period in 2019 due to increased revenue.

Interest expense for the three months ended March 31, 2020, increased compared to the same period in 2019 due primarily to a $5.0 million unrealized loss on the change in the fair value of our interest rate swap during the three months ended March 31, 2020, compared to a $1.4 million loss in the corresponding period in 2019.

The effective tax rate on income attributable to Primoris (excluding noncontrolling interests) was 29.0% for the three months ended March 31, 2020.  The rate differs from the U.S. federal statutory rate of 21.0% primarily due to state income taxes and nondeductible components of per diem expenses.

OUTLOOK

Given the uncertainty surrounding the timing of the COVID-19 pandemic, we are suspending our fiscal year 2020 guidance for net income attributable to Primoris.

BACKLOG

				Expected Next Four
				Quarters Total
	Backlog at March 31, 2020 (in millions)			Backlog Revenue
Segment	Fixed Backlog	MSA Backlog	Total Backlog	Recognition
Power	$359	$95	$454	87%
Pipeline	917	85	1,002	45%
Utilities	36	678	714	100%
Transmission	14	407	421	100%
Civil	609	4	613	57%
Total	$1,935	$1,269	$3,204	73%

At March 31, 2020, Fixed Backlog was $1.94 billion, compared to $1.76 billion at December 31, 2019.

At March 31, 2020, MSA Backlog was $1.27 billion, compared to $1.42 billion at December 31, 2019.  During the first quarter of 2020, approximately $270 million of revenue was recognized from MSA projects, a 7.7% decrease over first quarter 2019 MSA revenue.  MSA Backlog represents estimated MSA revenue for the next four quarters.

Total Backlog at March 31, 2020 was $3.20 billion, compared to $3.18 billion at December 31, 2019.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue.  Revenue from certain projects, such as cost reimbursable and time-and-materials projects, do not flow through backlog.  At any time, any project may be cancelled at the convenience of our customers.

CONFERENCE CALL

Tom McCormick, President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will host a conference call Tuesday, May 5, 2020 at 10:00 am Eastern Time / 9:00 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•	(877) 407-8293 (Domestic)
•	(201) 689-8349 (International)

Presentation slides to accompany the conference call are available for download in the Investor Relations section of Primoris’ website at www.prim.com.  Once at the Investor Relations section, please click on “Events & Presentations”.

If you are unable to participate in the live call, a replay may be accessed by dialing (877) 660-6853, conference ID 13702551, and will be available for approximately two weeks. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris' website at www.prim.com.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the leading providers of specialty contracting services operating mainly in the United States and Canada. Primoris provides a wide range of specialty construction services, fabrication, maintenance, replacement, and engineering services to a diversified base of customers. The Company’s national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and into Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance.  Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “will”, “would” or similar expressions.  Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in our mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for our services; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; increases in construction costs that we may be unable to pass through to our customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; costs we incur to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in our operations; the results of the review of prior period accounting on certain projects; developments in governmental investigations and/or inquiries; intense competition in the industries in which we operate; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of our partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to maintain safe worksites; risks or uncertainties associated with events outside of our control, including severe weather conditions, public health crises and pandemics (such as COVID-19), political crises or other catastrophic events; client delays or defaults in making payments; the availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; possible information technology interruptions or inability to protect intellectual property; the Company’s failure, or the failure of our agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing legal requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2019, and our other filings with the Securities and Exchange Commission (“SEC”).  Such filings are available on the SEC’s website at www.sec.gov.  Given these risks and uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Ken Dodgen	Kate Tholking
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 740-5615
kdodgen@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenue	$743,243	$661,558
Cost of revenue	695,433	609,098
Gross profit	47,810	52,460
Selling, general and administrative expenses	44,388	42,931
Operating income	3,422	9,529
Other income (expense):
Foreign exchange (loss) gain	136	(185)
Other income (expense), net	12	(370)
Interest income	281	349
Interest expense	(9,112)	(5,592)
(Loss) income before provision for income taxes	(5,261)	3,731
Benefit (provision) for income taxes	1,527	(795)
Net (loss) income	(3,734)	2,936

Less net income attributable to noncontrolling interests	(3)	(989)

Net (loss) income attributable to Primoris	$(3,737)	$1,947

Dividends per common share	$0.06	$0.06

(Loss) earnings per share:
Basic	$(0.08)	$0.04
Diluted	$(0.08)	$0.04
Weighted average common shares outstanding:
Basic	48,588	50,770
Diluted	48,588	51,188

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	March 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$93,474	$120,286
Accounts receivable, net	416,412	404,911
Contract assets	359,370	344,806
Prepaid expenses and other current assets	47,409	42,704
Total current assets	916,665	912,707
Property and equipment, net	363,993	375,888
Operating lease assets	253,117	242,385
Deferred tax assets	1,090	1,100
Intangible assets, net	67,460	69,829
Goodwill	215,103	215,103
Other long-term assets	17,675	13,453
Total assets	$1,835,103	$1,830,465
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$258,962	$235,972
Contract liabilities	176,847	192,397
Accrued liabilities	192,648	183,501
Dividends payable	2,895	2,919
Current portion of long-term debt	52,430	55,659
Total current liabilities	683,782	670,448
Long-term debt, net of current portion	290,749	295,642
Noncurrent operating lease liabilities, net of current portion	176,546	171,225
Deferred tax liabilities	17,820	17,819
Other long-term liabilities	50,762	45,801
Total liabilities	1,219,659	1,200,935
Commitments and contingencies
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	91,414	97,130
Retained earnings	524,655	531,291
Accumulated other comprehensive (loss) income	(1,661)	76
Noncontrolling interest	1,031	1,028
Total stockholders’ equity	615,444	629,530
Total liabilities and stockholders’ equity	$1,835,103	$1,830,465

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(3,734)	$2,936
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	19,797	21,700
Stock-based compensation expense	499	487
Gain on sale of property and equipment	(2,311)	(2,217)
Unrealized loss on interest rate swap	4,970	1,447
Other non-cash items	1,821	80
Changes in assets and liabilities:
Accounts receivable	(13,911)	(24,722)
Contract assets	(15,682)	(2,328)
Other current assets	(4,849)	(2,231)
Other long-term assets	204	182
Accounts payable	23,934	(59,198)
Contract liabilities	(15,389)	2,590
Operating lease assets and liabilities, net	119	(1,447)
Accrued liabilities	(179)	(9,663)
Other long-term liabilities	(756)	288
Net cash used in operating activities	(5,467)	(72,096)
Cash flows from investing activities:
Purchase of property and equipment	(9,311)	(14,377)
Proceeds from sale of property and equipment	6,902	4,398
Net cash used in investing activities	(2,409)	(9,979)
Cash flows from financing activities:
Borrowings under revolving line of credit	—	40,000
Payments on revolving line of credit	—	(40,000)
Proceeds from issuance of long-term debt	6,800	23,105
Repayment of long-term debt	(14,976)	(17,170)
Proceeds from issuance of common stock purchased under a long-term incentive plan	578	1,804
Dividends paid	(2,919)	(3,043)
Other	(1,285)	(26)
Net cash (used in) provided by financing activities	(19,195)	4,670
Effect of exchange rate changes on cash and cash equivalents	259	327
Net change in cash and cash equivalents	(26,812)	(77,078)
Cash and cash equivalents at beginning of the period	120,286	151,063
Cash and cash equivalents at end of the period	$93,474	$73,985